Exhibit 99.1

    Advocat to Demand Immediate Delisting from Berlin-Bremen Stock Exchange

     FRANKLIN, Tenn.--(BUSINESS WIRE)--June 7, 2004--Advocat Inc. (NASDAQ OTC:AVCA) today announced that in an effort to protect its shareholders, it has demanded an immediate delisting from the Berlin Stock Exchange.
     In May 2004, Advocat learned that it was listed on the Berlin-Bremen Stock Exchange. The Company did not apply for or authorize such a listing. Management has been informed that the Berlin Stock Exchange permits a practice known as "naked short selling" that is now banned in the United States. Management is currently drafting a letter to the Berlin Stock Exchange requesting immediate removal of Advocat from their exchange.
     Investors looking to purchase shares of Advocat should only purchase their shares from the NASDAQ Over-The-Counter Bulletin Board under the symbol AVCA.
     Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
     Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
     For additional information about the Company, visit Advocat's Web site: http://www.irinfo.com/avc

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575